Exhibit 99-2

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
Gannett Co., Inc. and subsidiaries
(in thousands of dollars, except per share data)

                                               Twenty-six      Fifty-two
                                               weeks ended    weeks ended
                                              June 27, 1999  Dec. 27, 1998
                                              -------------  -------------

 Net Operating Revenues:
 Newspaper advertising                        $ 1,734,077    $ 3,376,881
 Newspaper circulation                            532,725      1,072,548
 Television                                       355,674        721,298
 All other                                        105,623        216,752
                                              -----------    -----------
 Total                                          2,728,099      5,387,479

 Operating Expenses:
 Cost of sales and operating expenses,
   exclusive of depreciation                    1,383,889      2,727,999
 Selling, general and administrative
   expenses, exclusive of depreciation            425,659        868,662
 Depreciation                                      94,816        182,818
 Amortization of intangible assets                 66,714        131,739
                                              -----------    -----------
 Total                                          1,971,078      3,911,218
                                              -----------    -----------
 Operating income                                 757,021      1,476,261

 Non-operating income (expense):
 Interest expense                                 (71,117)      (161,167)
 Other                                             57,039        286,005
                                              -----------    -----------
 Total                                            (14,078)       124,838

 Income before income taxes                       742,943      1,601,099
 Provision for income taxes                       295,774        640,770
                                              -----------    -----------
 Income from continuing operations                447,169        960,329
 Discontinued operations:
   Income from the operation of discontinued
     operations, net of income tax                 18,230         33,458
                                              -----------    -----------
 Net income                                   $   465,399    $   993,787
                                              ===========    ===========


 Earnings per share - basic
   Earnings from continuing operations              $1.61          $3.39

   Earnings from discontinued operations:
     Discontinued operations, net of tax            $0.06          $0.12
                                                    -----          -----
 Net income per share - basic                       $1.67          $3.51
                                                    =====          =====

 Earnings per share - diluted
   Earnings from continuing operations              $1.59          $3.36

   Earnings from discontinued operations:
     Discontinued operations, net of tax            $0.06          $0.12
                                                    -----          -----
 Net income per share - diluted                     $1.65          $3.48
                                                    =====          =====

Note: These statements reflect reclassification of the Cable and Security segment as a discontinued operation.

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